Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED MARCH 31, 2021

First Quarter Highlights

•Purchased $31.6 million re-performing mortgage loans ("RPLs"), with unpaid principal balance ("UPB") of $36.0 million at 57.2% of property value, $0.4 million of non-performing mortgage loans ("NPLs"), with UPB of $0.7 million at 50.1% of property value, and $3.6 million small-balance commercial loans ("SBCs"), with UPB of $3.6 million at 36.5% of property value, to end the quarter with $1.1 billion in net mortgage loans
•Interest income of $24.0 million; net interest income of $13.7 million excluding a net $5.5 million acceleration of purchase discount on loans that paid off during the quarter as actual payoffs exceeded modeled expectations
•Net income attributable to common stockholders of $7.0 million
•Basic earnings per common share (“EPS”) of $0.30
•Book value per common share of $16.18 at March 31, 2021
•Taxable income of $0.38 per common share
•Collected total cash of $70.2 million from loan payments, sales of real estate owned ("REO") and investments in debt securities and beneficial interests
•Completed two securitizations materially reducing our cost of funds, with $175.1 million of AAA, A and BBB rated securities placed at a weighted average coupon of 1.31% in the first transaction and $215.9 million of senior securities placed at a coupon of 2.24% in the second transaction
•Held $137.6 million of cash and cash equivalents at March 31, 2021; average daily cash balance for the quarter was $115.2 million
•At March 31, 2021, approximately 73.1% of portfolio based on UPB made at least 12 out of the last 12 payments

New York, NY—May 6, 2021 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended March 31, 2021. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. In addition to our continued focus on residential RPLs, we also originate and acquire SBCs secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Loan interest income(1,2)	$18,181	$18,108	$18,312	$18,458	$21,892
Earnings from debt securities and beneficial interests(2,3)	$5,937	$6,243	$5,092	$4,769	$4,837
Other interest income/(loss)	$(83)	$407	$113	$(55)	$159
Interest expense	$(10,304)	$(10,837)	$(11,727)	$(13,058)	$(13,070)
Net interest income(2)	$13,731	$13,921	$11,790	$10,114	$13,818
Recovery of/(provision for) losses(2)	$5,516	$7,966	$4,440	$4,861	$(4,711)
Other income, loss on sale of mortgage loans and income/(loss) from investments in affiliates	$519	$618	$512	$1,352	$(1,070)
Total revenue, net(1,4)	$19,766	$22,505	$16,742	$16,327	$8,037
Consolidated net income(1)	$10,642	$14,402	$8,892	$8,818	$1,496
Net income per basic share	$0.30	$0.47	$0.23	$0.27	$0.02
Average equity(1,5)	$508,319	$509,628	$503,967	$469,831	$356,539
Average total assets(1)	$1,674,301	$1,654,579	$1,642,090	$1,597,678	$1,559,821
Average daily cash balance(6,7)	$115,220	$128,687	$128,621	$125,739	$58,586
Average carrying value of RPLs(1)	$1,025,204	$1,044,997	$1,055,186	$1,048,704	$1,080,453
Average carrying value of NPLs(1)	$46,437	$39,958	$35,665	$33,683	$32,767
Average carrying value of SBC loans	$31,539	$8,751	$6,195	$5,413	$22,116
Average carrying value of debt securities and beneficial interests	$361,852	$367,389	$331,009	$333,359	$298,304
Average asset level debt balance(1)	$1,088,936	$1,025,717	$1,038,406	$1,041,673	$1,067,983
____________________________________________________________
(1)At the beginning of the first quarter of 2021, we acquired all of our joint venture partner's interest in Mortgage Loan Trust 2018-C ("2018-C"). Results for the quarter ended March 31, 2021 reflect our 100% ownership of 2018-C. At March 31, 2021, our ownership interest in Mortgage Loan Trust 2017-D ("2017-D") remained at the same 50% level as prior quarters, and consistent with prior quarters, we consolidated 2017-D. As of December 31, 2020, September 30, 2020, June 30, 2020 and March 31, 2020, 2017-D and 2018-C were 50% and 37%, respectively, owned by third-party institutional investors, and were consolidated by us under U.S. Generally Accepted Accounting Principles ("US GAAP").
(2)All quarters have been updated to reflect the reclassification of loan and beneficial interest credit loss expense from (provision for) recovery of credit losses to loan interest income and earnings from debt securities and beneficial interests, respectively.
(3)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(4)Total revenue includes net interest income, income from equity method investments, loss on sale of mortgage loans and other income.
(5)Average equity includes the effect of an aggregate of $115.1 million of preferred stock for the three months ended March 31, 2021, December 31, 2020, September 30, 2020 and June 30, 2020.
(6)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(7)For the three months ended September 30, 2020, the average daily cash balance excludes $51.0 million of funds on deposit in a non-interest bearing account for a transaction that closed on September 25, 2020. Including the $51.0 million on deposit, average daily cash was $148.0 million.

Our consolidated net income attributable to our common stockholders was $7.0 million for the quarter ended March 31, 2021. Our consolidated net income attributable to our common stockholders for the quarter ended December 31, 2020 was $10.8 million. The lower net income for the first quarter of 2021 compared to the fourth quarter of 2020 is primarily attributable to lower discount recognition on loans that prepaid in full or in part during the quarter versus the prior quarter. During the quarter ended March 31, 2021 we recognized $5.5 million in discount acceleration versus $8.0 million in the prior quarter. Additionally, we recorded an expense of $0.9 million for the acceleration of deferred issuance costs related to calling and re-securitizing two of our secured borrowings at a significantly lower cost of funds. This expense would have otherwise been recognized over the lives of the called bonds. Our book value increased to $16.18 per common share from $15.59 at December 31, 2020 driven by our buyout of our joint venture partner's interest in 2018-C, the removal of our convertible senior notes from the calculation due to their anti-dilutive effect on our earnings per share calculation and a recovery in common equity from net fair value increases of $1.3 million taken on our portfolio of debt securities.

Our net interest income for the quarter ended March 31, 2021 was $13.7 million excluding a net $5.5 million acceleration of purchase discount on loans that paid off during the quarter as actual payoffs exceeded modeled expectations. Under the current expected credit losses accounting standard, (“CECL”), increases in loan yield expectations, whether caused by timing or loan performance, are reported in earnings in the period in which they arise and are reflected as a reduction in the provision for losses even if no provision expense was previously recorded. This compares to the fourth quarter of 2020 for which our net interest income was $13.9 million excluding a net $8.0 million acceleration of purchase discount. Of the $5.5 million of accelerated discount for the quarter ended March 31, 2021, $1.2 million was allocated to non-controlling interests. This compares to $1.0 million allocated to non-controlling interests in the prior quarter. Our loan and securities portfolios continue to prepay at rates greater than modeled expectations primarily due to rising home prices and relatively low mortgage rates.

Our interest expense for the quarter ended March 31, 2021 decreased $0.5 million compared to the prior quarter due to a 29 basis point decrease in our overall cost of funds as we have continued to refinance our secured borrowings at lower rates and have experienced similar declines on our bond repurchase lines of credit. We issued Ajax Mortgage Loan Trust 2021-A ("2021-A") and Ajax Mortgage Loan Trust 2021-B ("2021-B") on January 29, 2021 and February 12, 2021, respectively, as re-securitizations of loans held in Ajax Mortgage Loan Trusts 2017-B (“2017-B”) and 2018-C. The bonds in 2017-B and 2018-C were not called until February 25, 2021 resulting in overlapping interest expense of approximately $0.4 million during the quarter that will not re-occur in subsequent quarters. We expect our cost of funds will continue to decrease in the current interest rate and credit environment.

During the quarter we purchased $31.6 million of RPLs with UPB of $36.0 million at 57.2% of property value, $0.4 million of NPLs with UPB of $0.7 million at 50.1% of property value, and $3.6 million of SBCs with UPB of $3.6 million at 36.5% of property value to end the quarter with $1.1 billion of mortgage loans. Of the loans purchased in the first quarter, $30.6 million closed on March 31, 2021 and contributed no income for the quarter.

We recorded $0.2 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended March 31, 2021. We continue to liquidate our REO properties held-for-sale at a faster rate than we acquire properties, with nine properties sold in the first quarter while two were added to REO held-for-sale through foreclosures. Limited housing inventory has accelerated our REO liquidation timelines while we are continuing to experience some delays in foreclosure proceedings relating to the COVID-19 pandemic.

We collected $70.2 million of cash during the first quarter as a result of loan payments, loan payoffs, sales of REO and cash collections on our securities portfolio to end the quarter with $137.6 million in cash and cash equivalents. Cash collections of $57.3 million were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs and sales of REO during the quarter and $12.9 million were derived from interest and principal payments on investments in debt securities and beneficial interests.

During the quarter ended March 31, 2021, we repurchased an aggregate principal amount of $2.5 million of our senior convertible notes for a total purchase price of $2.4 million.

We acquired the remaining 37% of our 2018-C securitization trust from our joint venture partner in early January. After the close of the transaction we owned 100% of the trust. Our 2018-C securitization trust had been consolidated under U.S. GAAP. As a result, the impact of the acquisition was recorded by reducing both our non-controlling interest in the trust and our obligation on the bonds outstanding.

During the quarter ended March 31, 2021, we completed two securitizations, 2021-A and 2021-B. 2021-A closed on January 29, 2021 with $146.2 million of AAA rated senior securities, $21.1 million of A rated securities and $7.8 million of BBB rated securities issued with respect to $206.5 million of mortgage loans. The AAA, A and BBB rated securities were issued at a weighted yield of 1.31% excluding transaction expenses, and represent 84.6% of the UPB of the underlying mortgage loans. A total of 1,082 of RPLs and NPLs with a collateral value of $368.1 million were securitized. 2021-B closed on February 12, 2021 with an aggregate of $215.9 million of senior securities and $20.2 million of subordinated securities issued with respect to $287.9 million of mortgage loans. The senior securities have a coupon of 2.24% excluding transaction expenses, and represent 75.0% of UPB of the underlying mortgage loans. A total of 1,384 of RPLs and NPLs with a collateral value of $473.2 million were securitized.

The following table provides an overview of our portfolio at March 31, 2021 ($ in thousands):

No. of loans	6,075	Weighted average LTV(5)	70.9%
Total UPB(1)	$1,201,108	Weighted average remaining term (months)	294
Interest-bearing balance	$1,123,219	No. of first liens	6,011
Deferred balance(2)	$77,889	No. of second liens	64
Market value of collateral(3)	$2,014,513	No. of rental properties	5
Original purchase price/total UPB	79.6%	Capital invested in rental properties	$408
Original purchase price/market value of collateral	50.9%	No. of REO held-for-sale	26
RPLs	94.4%	Market value of REO held-for-sale(6)	$7,706
NPLs	3.4%	Carrying value of debt securities and beneficial interests in trusts	$363,424
SBC loans(4)	2.2%	Loans with 12 for 12 payments as an approximate percentage of UPB(7)	73.1%
Weighted average coupon	4.41%	Loans with 24 for 24 payments as an approximate percentage of UPB(8)	66.9%
____________________________________________________________
(1)Our loan portfolio consists of fixed rate (54.4% of UPB), ARM (9.0% of UPB) and Hybrid ARM (36.6% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of date of acquisition.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of March 31, 2021 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

We have agreed to acquire, subject to due diligence, 106 residential RPLs in seven transactions, and nine NPLs in two transactions, with aggregate UPB of $14.1 million and $3.1 million, respectively. The purchase price of the residential RPLs equals 88.7% of UPB and 62.2% of the estimated market value of the underlying collateral of $20.1 million. The purchase price of the NPLs equals 90.3% of UPB and 70.0% of the estimated market value of the underlying collateral of $4.0 million.
We have agreed to acquire, subject to due diligence, 4,739 residential RPLs with aggregate UPB of $790.4 million in one transaction from a single seller. The purchase price equals 97.5% of UPB and 54.0% of the estimated market value of the underlying collateral of $1.4 billion. These loans are expected to be acquired through a joint venture with third-party institutional investors.

We have also agreed to acquire, subject to due diligence, 132 NPLs with aggregate UPB of $88.4 million in one transaction from a single seller. The purchase price equals 100.3% of UPB and 67.2% of the estimated market value of the underlying collateral of $131.9 million. These loans are expected to be acquired through a joint venture with third-party institutional investors.

On April 7, 2021, we co-invested with third-party institutional investors to form Ajax Mortgage Loan Trust 2021-C ("2021-C") and retained $26.3 million of varying classes of related securities. We acquired 5.01% of the class A securities and 31.9% of the class B securities and trust certificates from the trust, which acquired 1,290 RPLs and NPLs with UPB of $259.6 million and an aggregate property value of $483.1 million. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 2.115% coupon. Based on the structure of the transaction we will not consolidate 2021-C under U.S. GAAP. The assets included in the 2021-C securitization came from calling the bonds associated with our Ajax Mortgage Loan Trust 2017-D, 2018-A and 2018-B securitizations, all of which were joint ventures with third party institutional accredited investors.

In April 2021 we completed two repurchases of our convertible senior notes for an aggregate principal amount of $5.0 million and a total purchase price of $5.0 million.

On May 6, 2021, our Board of Directors declared a cash dividend of $0.19 per share to be paid on May 31, 2021 to stockholders of record as of May 20, 2021.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, May 6, 2021 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2021 and, when filed with the SEC, our Quarterly Report on Form 10-Q for the period ended March 31, 2021. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If the COVID-19 outbreak continues to spread or the response to contain it is unsuccessful, Great Ajax could experience material adverse effects on its business, financial condition, liquidity and results of operations. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$24,035	$24,758	$23,517	$23,172
Interest expense	(10,304)	(10,837)	(11,727)	(13,058)
Net interest income	13,731	13,921	11,790	10,114
Recovery of provision for losses	5,516	7,966	4,440	4,861
Net interest income after recovery of provision for losses	19,247	21,887	16,230	14,975

Income/(loss) from equity method investments	163	310	(25)	672
Other income	356	308	537	680
Total revenue, net	19,766	22,505	16,742	16,327

EXPENSE:
Related party expense - loan servicing fees	1,833	1,880	1,848	1,936
Related party expense - management fee	2,273	2,250	2,264	2,143
Loan transaction expense	187	5	(178)	65
Professional fees	640	721	576	732
Real estate operating expense	185	209	173	188
Fair value adjustment on put option liability	1,944	1,717	1,766	1,250
Other expense	1,117	1,231	1,164	1,075
Total expense	8,179	8,013	7,613	7,389
Loss on debt extinguishment	911	—	253	—
Income before provision for income tax	10,676	14,492	8,876	8,938
Provision for income tax (benefit)	34	90	(16)	120
Consolidated net income	10,642	14,402	8,892	8,818
Less: consolidated net income attributable to non-controlling interests	1,689	1,619	1,662	735
Consolidated net income attributable to Company	8,953	12,783	7,230	8,083
Less: dividends on preferred stock	1,949	1,949	1,950	1,841
Consolidated net income attributable to common stockholders	$7,004	$10,834	$5,280	$6,242
Basic earnings per common share(1)	$0.30	$0.47	$0.23	$0.27
Diluted earnings per common share(1)	$0.30	$0.41	$0.23	$0.27

Weighted average shares – basic(1)	22,816,978	22,838,664	22,844,192	22,808,943
Weighted average shares – diluted(1)	22,816,978	36,105,656	22,989,616	22,929,849
____________________________________________________________
(1)Refer to our attached Appendix A for our basic and diluted earnings per share calculations.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Cash and cash equivalents	$137,579	$107,147
Cash held in trust	186	188
Mortgage loans held-for-investment, net(1,2)	991,811	1,119,372
Mortgage loans held-for-sale, net(3,4)	131,719	—
Real estate owned properties, net(5)	7,098	8,526
Investments in securities at fair value(6)	264,682	273,834
Investments in beneficial interests(7)	94,893	91,418
Receivable from servicer	18,847	15,755
Investments in affiliates	28,294	28,616
Prepaid expenses and other assets	11,864	8,876
Total assets	$1,686,973	$1,653,732

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,3,4,8)	$740,035	$585,403
Borrowings under repurchase transactions	305,093	421,132
Convertible senior notes, net(8)	107,971	110,057
Management fee payable	2,270	2,247
Put option liability	16,149	14,205
Accrued expenses and other liabilities	5,920	6,197
Total liabilities	1,177,438	1,139,241

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,307,400 shares issued and outstanding at March 31, 2021 and 2,307,400 shares issued or outstanding at December 31, 2020	51,100	51,100
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,892,600 shares issued and outstanding at March 31, 2021 and 2,892,600 shares issued or outstanding at December 31, 2020	64,044	64,044
Common stock $0.01 par value; 125,000,000 shares authorized, 22,988,847 shares issued and outstanding at March 31, 2021 and 22,978,339 shares issued and outstanding at December 31, 2020	231	231
Additional paid-in capital	314,709	317,424
Treasury stock	(1,159)	(1,159)
Retained earnings	56,500	53,346
Accumulated other comprehensive gain	1,681	375
Equity attributable to stockholders	487,106	485,361
Non-controlling interests(9)	22,429	29,130
Total equity	509,535	514,491
Total liabilities and equity	$1,686,973	$1,653,732

____________________________________________________________
(1)Mortgage loans held-for-investment, net include $859.3 million and $842.2 million of loans at March 31, 2021 and December 31, 2020, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).
(2)As of March 31, 2021, balances for Mortgage loans held-for-investment, net and Secured borrowings, net of deferred costs includes zero from a 50.0% owned joint venture. As of December 31, 2020, balances for Mortgage loans held-for-investment, net includes $307.1 million and Secured borrowings, net of deferred costs includes $250.6 million from 50.0% and 63.0% owned joint ventures, all of which we consolidate under U.S. GAAP. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).
(3)Mortgage loans held-for-sale, net includes $131.7 million and zero of loans at March 31, 2021 and December 31, 2020, respectively, transferred to securitization trusts that are VIEs; these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs.
(4)As of March 31, 2021, balances for Mortgage loans held-for-sale, net includes $131.7 million and Secured borrowings, net of deferred costs includes $97.3 million from a 50.0% owned joint venture. As of December 31, 2020, balances for Mortgage loans held-for-sale, net and Secured borrowings, net of deferred costs include zero from 50.0% and 63.0% owned joint ventures. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).
(5)Real estate owned properties, net, includes valuation allowances of $1.3 million and $1.4 million at March 31, 2021 and December 31, 2020, respectively.
(6)As of March 31, 2021 and December 31, 2020 Investments in securities at fair value include amortized cost basis of $263.0 million and $273.4 million, respectively, and net unrealized gains of $1.7 million and $0.4 million, respectively.
(7)Investments in beneficial interests includes allowance for credit losses of $5.5 million and $4.5 million at March 31, 2021 and December 31, 2020, respectively.
(8)Secured borrowings and Convertible senior notes, net are presented net of deferred issuance costs.
(9)As of March 31, 2021 non-controlling interests includes $20.8 million from a 50.0% owned joint venture, $1.4 million from a 53.1% owned subsidiary and $0.2 million from a 99.9% owned subsidiary. As of December 31, 2020 non-controlling interests includes $27.4 million from the 50.0% and 63.0% owned joint ventures, $1.5 million from a 53.1% owned subsidiary and $0.2 million from a 99.9% owned subsidiary which we consolidates under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	March 31, 2021			December 31, 2020			September 30, 2020			June 30, 2020
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(unaudited)			(unaudited)			(unaudited)			(unaudited)
Basic EPS
Consolidated net income attributable to common stockholders	$7,004	22,816,978		$10,834	22,838,664		$5,280	22,844,192		$6,242	22,808,943
Allocation of earnings to participating restricted shares	(52)	—		(81)	—		(33)	—		(33)	—
Consolidated net income attributable to unrestricted common stockholders	$6,952	22,816,978	$0.30	$10,753	22,838,664	$0.47	$5,247	22,844,192	$0.23	$6,209	22,808,943	$0.27
Effect of dilutive securities(1)
Restricted stock grants and manager and director fee shares(2)	—	—		—	—		33	145,424		33	120,906
Amortization of put option(3)	—	—		1,717	5,432,693		—	—		—	—
Interest expense (add back) and assumed conversion of shares from convertible senior notes(4)	—	—		2,393	7,834,299		—	—		—	—
Diluted EPS
Consolidated net income attributable to common stockholders and dilutive securities	$6,952	22,816,978	$0.30	$14,863	36,105,656	$0.41	$5,280	22,989,616	$0.23	$6,242	22,929,849	$0.27
____________________________________________________________
(1)The Company's outstanding warrants for an additional 6,500,000 shares of common stock would have an anti-dilutive effect on diluted earnings per share for the three months ended March 31, 2021, December 31, 2020, September 30, 2020, and June 30, 2020 and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on the Company's diluted EPS calculation for the three months ended March 31, 2021 and December 31, 2020 would have been anti-dilutive and have been removed from the calculation.
(3)The effect of the amortization of put options on the Company's diluted EPS calculation for the three months ended March 31, 2021, September 30, 2020, and June 30, 2020 would have been anti-dilutive and have been removed from the calculation.
(4)The effect of interest expense and assumed conversion of shares from convertible senior notes on the Company's diluted EPS calculation for the three months ended March 31, 2021, September 30, 2020, and June 30, 2020 would have been anti-dilutive and have been removed from the calculation.